Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Fourth Quarter and Full Year 2018 Results

DALLAS, Texas - (Business Wire) - February 25, 2019 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® restaurant brands, today reported results for the 13-week fourth quarter and 52-week full year 2018, which ended on December 30, 2018.

Fiesta President and Chief Executive Officer Richard Stockinger said, "We ended 2018 with a flurry of activity, relaunching Pollo Tropical Catering with dedicated resources, piloting third party delivery in South Florida, rolling out the 'My Pollo' and 'My TC' loyalty programs, and most importantly, completing the components of the Strategic Renewal Plan, including our comprehensive portfolio review, that we began in 2017. Through these actions, we believe that we have achieved higher quality restaurant operations and a healthier and more profitable restaurant portfolio."

Mr. Stockinger continued, "Taco Cabana generated its ninth consecutive month of positive comparable restaurant sales growth in December 2018. Importantly, positive NPS trends at both brands, including Pollo Tropical experiencing its peak performance in December 2018 led by our South Florida markets, coupled with continued improvements to Restaurant-level Adjusted EBITDA margins, gives us continuing confidence in the future trajectory of the business."

Mr. Stockinger concluded, "In 2019, we expect to deliver sustainable sales growth coupled with higher Restaurant-level Adjusted EBITDA by leveraging the investments made as part of the Plan. We believe we can achieve our objectives through ongoing execution of quality operations, menu innovation, capitalizing on our loyalty programs, generating impactful social media and traditional marketing. In addition, we are excited about partnering with DoorDash for delivery to build off-premise sales."

Fourth Quarter 2018 Financial Summary

•	Total revenues increased 3.3% to $167.6 million in the fourth quarter of 2018 from $162.2 million in the fourth quarter of 2017;

•	Comparable restaurant sales at Pollo Tropical decreased 1.9%;

•	Comparable restaurant sales at Taco Cabana increased 5.1%;

•	Net loss decreased to $7.9 million, or $0.30 per diluted share, in the fourth quarter of 2018 from a net loss of $10.8 million, or $0.40 per diluted share, in the fourth quarter of 2017;

•
Adjusted net income increased to $2.2 million, or $0.08 per diluted share, in the fourth quarter of 2018 from an adjusted net loss of $0.1 million, or $0.00 per diluted share, in the fourth quarter of 2017 (see non-GAAP reconciliation table below);

•	Adjusted EBITDA for Pollo Tropical increased to $12.4 million in the fourth quarter of 2018 from $9.7 million in the fourth quarter of 2017;

•
Restaurant-level Adjusted EBITDA at Pollo Tropical increased to $19.1 million, or 21.0% of restaurant sales, from $16.0 million, or 17.7% of restaurants sales (see non-GAAP reconciliation table below);

•	Adjusted EBITDA for Taco Cabana increased to $3.4 million in the fourth quarter of 2018 from $(0.7) million in the fourth quarter of 2017;

•	Restaurant-level Adjusted EBITDA at Taco Cabana increased to $8.9 million, or 11.8% of restaurant sales, from $4.9 million, or 7.0% of restaurant sales (see non-GAAP reconciliation table below); and

•
Consolidated Adjusted EBITDA increased to $15.8 million in the fourth quarter of 2018 from Consolidated Adjusted EBITDA of $8.9 million in the fourth quarter of 2017 (see non-GAAP reconciliation table below).

Fourth Quarter 2018 Brand Results

Pollo Tropical restaurant sales increased 0.2% to $90.9 million in the fourth quarter of 2018 compared to $90.8 million in the fourth quarter of 2017 due primarily to sales from new restaurants, partially offset by a comparable restaurant sales decrease of 1.9%. The decrease in comparable restaurant sales resulted from a 4.4% increase in average check and a 6.3% decrease in comparable restaurant transactions. Sales cannibalization from new restaurants on existing restaurants negatively impacted comparable restaurant sales by approximately 60 basis points. The increase in average check was driven primarily by menu price increases of approximately 4.3%. During the fourth quarter of 2018, Pollo Tropical comparable restaurant sales were negatively impacted by lapping the recovery period after Hurricane Irma and the Pollo Tropical brand re-launch that included significantly higher advertising spending in the year-ago period.

Adjusted EBITDA for Pollo Tropical increased to $12.4 million in the fourth quarter of 2018 from $9.7 million in the fourth quarter of 2017. The increase was due primarily to higher advertising and repairs and maintenance expenses in the fourth quarter of 2017 related to the Plan and lower cost of sales and restaurant wages and related expenses as a percentage of restaurant sales, partially offset by higher real estate taxes in the fourth quarter of 2018.

Taco Cabana restaurant sales increased 7.5% to $76.0 million in the fourth quarter of 2018 compared to $70.7 million in the fourth quarter of 2017 due primarily to a comparable restaurant sales increase of 5.1% and sales from new restaurants. The increase in comparable restaurant sales resulted from a 9.6% increase in average check and a 4.5% decrease in comparable restaurant transactions. We believe comparable restaurant transactions were negatively impacted by the repositioning of the brand and an evolving guest base. The increase in average check was due primarily to menu price increases of 6.2% and positive sales mix associated with higher priced promotions and new menu items related to brand repositioning.

Adjusted EBITDA for Taco Cabana increased to $3.4 million in the fourth quarter of 2018 from $(0.7) million in the fourth quarter of 2017. The increase was due primarily to higher advertising and repairs and maintenance expenses in the fourth quarter of 2017 related to the Plan and higher comparable restaurant sales, lower medical benefits costs and lower cost of sales as a percentage of restaurant sales, partially offset by higher restaurant level incentive bonus costs and higher real estate taxes in the fourth quarter of 2018.

General and Administrative Expenses

General and administrative expenses were $13.5 million in the fourth quarter of 2018 compared to $12.9 million in the fourth quarter of 2017. As a percentage of total revenues, general and administrative expenses were 8.1% in the fourth quarter of 2018 and 7.9% in the fourth quarter of 2017. The increase in general and administrative expenses in the fourth quarter of 2018 compared to the prior year period was due primarily to favorable adjustments to board and shareholder matter costs in 2017, and severance costs, system implementation, project advisory and consulting costs and investments in resources to build our off-premise business, partially offset by lower incentive-based compensation expense.

Impairment and Other Lease Charges

Impairment and other lease charges for the three months ended December 30, 2018, include impairment charges of $12.9 million and lease charges, net of recoveries, of $1.7 million. These were primarily related to 14 Pollo Tropical restaurants and nine Taco Cabana restaurants closed in December 2018, nine of which were previously impaired, as well as four underperforming Pollo Tropical and Taco Cabana restaurants that we continue to operate and adjustments to estimates of future lease costs for certain previously closed restaurants.

Tax Changes
On December 22, 2017, the Tax Cuts and Jobs Act (the "Act"), which includes a provision that reduced the federal corporate income tax rate from 35.0% to 21.0% effective January 1, 2018, was signed into law. In accordance with generally accepted accounting principles, the enactment of this new tax legislation required us to revalue our net deferred income tax assets at the new corporate statutory rate of 21.0% as of the enactment date, which resulted in a one-time adjustment of $9.0 million as a discrete item that increased our provision for income taxes in the fourth quarter of 2017.

Full Year 2018 Financial Summary

Total revenues increased 2.9% in 2018 to $688.6 million from $669.1 million in 2017, driven primarily by comparable restaurant sales increases of 2.2% at Pollo Tropical and 4.5% at Taco Cabana including the favorable comparison to 2017 which included the negative impact of Hurricanes Harvey and Irma (the "Hurricanes"), and sales from new restaurants, partially offset by permanent restaurant closures.

We recognized net income of $7.8 million in 2018, or $0.29 per diluted share, compared to a net loss of $36.2 million, or $1.35 per diluted share in 2017, due primarily to lower impairment and other lease charges, the positive impact of tax rate changes in 2018 compared to the negative impact in 2017 discussed above, lower general and administrative expenses, higher comparable restaurant sales including the impact of the Hurricanes in 2017, the impact of closing unprofitable restaurants, lower advertising expenses and insurance recoveries associated with the Hurricanes, partially offset by higher cost of sales as percentage of sales.
Consolidated Adjusted EBITDA increased to $68.0 million in 2018 from $67.4 million in 2017 (see non-GAAP reconciliation table below).

Restaurant Portfolio

During the fourth quarter of 2018, Fiesta opened three Pollo Tropical restaurants in South Florida, closed 14 Pollo Tropical restaurants in Florida and Georgia, including all nine Pollo Tropical restaurants in the greater Atlanta metropolitan area, and closed nine Taco Cabana restaurants in Texas. As of December 30, 2018, there were 139 Company-owned Pollo Tropical restaurants, 162 Company-owned Taco Cabana restaurants, 30 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Guyana and Panama and eight franchised Taco Cabana restaurants in the U.S.

2019 Restaurant Development and Capital Expenditures

In 2019, Fiesta expects to open three new Company-owned Pollo Tropical restaurants in South Florida and three new Company-owned Taco Cabana restaurants in Texas.

Total capital expenditures in 2019 are expected to be $45 million to $55 million including $11 million to $13 million to develop new Company-owned restaurants, $9 million to $11 million to implement information technology and other systems projects and $1 million in catering equipment. In addition, ongoing reinvestment in our Pollo Tropical and Taco Cabana Company-owned restaurants in 2019 is expected to include $16 million to $18 million for restaurant remodeling, equipment to support new menu platforms and other facility enhancements, and $9 million to $12 million for capital maintenance.

Lease Accounting Change

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessee recognition of lease assets and lease liabilities on the balance sheet and disclosure of key information about leasing arrangements. Fiesta will adopt the new standard starting in fiscal year 2019 using the transition method that allows initially applying the standard as of the adoption date without restating prior periods. We expect to recognize right-of-use lease assets and lease liabilities for most of the leases we currently account for as operating leases including leases related to closed restaurant properties. The initial right-of-use lease assets to be recognized will be reduced by accrued occupancy costs such as certain closed-restaurant lease reserves, accrued rent (including accruals to expense operating lease payments on a straight-line basis) and unamortized lease incentives. Upon adoption of ASC 842, we will no longer record closed restaurant lease reserves, and right-of-use lease assets will be reviewed for impairment with our long-lived assets. We also expect to separately present rent expense related to our closed restaurant locations and any sublease income related to these closed restaurant locations in the consolidated statement of operations. In addition, we will be required to record an initial adjustment to retained earnings associated with previously deferred gains on sale-leaseback transactions, and for any future sale-leaseback transactions, the gain, adjusted for any off-market terms, will be recorded immediately. Currently, we amortize sale-leaseback gains over the lease term.

Investor Conference Call Today

Fiesta will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 201-689-8562. A replay will be available after the call until Monday, March 4, 2019, and can be accessed by dialing 412-317-6671. The passcode is 13687303. The conference call will also be webcast live from the corporate website at www.frgi.com, under the

Investor Relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our investments in our renewal plan initiatives on future sales and earnings contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 30, 2018 and our quarterly reports on Form 10- Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
TWELVE MONTHS ENDED DECEMBER 30, 2018 AND DECEMBER 31, 2017
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)		Twelve Months Ended (a)
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017

Revenues:
Restaurant sales	$166,974	$161,502	$685,925	$666,584
Franchise royalty revenues and fees	664	708	2,672	2,548
Total revenues	167,638	162,210	688,597	669,132
Costs and expenses:
Cost of sales	52,671	52,061	218,946	202,888
Restaurant wages and related expenses (b)	46,028	45,692	188,131	184,742
Restaurant rent expense	9,173	9,055	36,034	36,936
Other restaurant operating expenses	25,430	25,367	100,828	98,927
Advertising expense	5,649	8,375	23,695	26,091
General and administrative expenses (b)(c)	13,502	12,882	54,525	59,633
Depreciation and amortization	9,696	8,692	37,604	34,957
Pre-opening costs	235	240	1,716	2,118
Impairment and other lease charges (d)	14,605	2,679	21,144	61,760
Other expense (income), net (e)	125	469	(3,007)	2,190
Total operating expenses	177,114	165,512	679,616	710,242
Income (loss) from operations	(9,476)	(3,302)	8,981	(41,110)
Interest expense	987	967	3,966	2,877
Income (loss) before income taxes	(10,463)	(4,269)	5,015	(43,987)
Provision for (benefit from) income taxes (f)	(2,526)	6,486	(2,772)	(7,755)
Net income (loss)	$(7,937)	$(10,755)	$7,787	$(36,232)
Earnings (loss) per common share:
Basic	$(0.30)	$(0.40)	$0.29	$(1.35)
Diluted	(0.30)	(0.40)	0.29	(1.35)
Weighted average common shares outstanding:
Basic	26,860,157	26,851,049	26,890,577	26,821,471
Diluted	26,860,157	26,851,049	26,894,083	26,821,471

(a) The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three and twelve month periods ended December 30, 2018 and December 31, 2017 each included 13 and 52 weeks, respectively.

(b) Restaurant wages and related expenses include stock-based compensation of $34 and $8 for the three months ended December 30, 2018 and December 31, 2017, respectively, and $90 and $52 for the twelve months ended December 30, 2018 and December 31, 2017, respectively. General and administrative expenses include stock-based compensation expense of $791 and $770 for the three months ended December 30, 2018 and December 31, 2017, respectively, and $3,379 and $3,493 for the twelve months ended December 30, 2018 and December 31, 2017, respectively.

(c) See notes (e) through (i) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(d) See note (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(e) See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(f) See note (a) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 30, 2018	December 31, 2017

Assets
Cash	$5,258	$3,599
Other current assets	39,141	37,449
Property and equipment, net	231,328	234,561
Goodwill	123,484	123,484
Deferred income taxes	10,383	17,232
Other assets	9,065	6,988
Total assets	$418,659	$423,313

Liabilities and Stockholders' Equity
Current liabilities	$46,561	$59,844
Long-term debt, net of current portion	79,636	76,425
Deferred income sale-leaseback of real estate	19,899	23,466
Other non-current liabilities	32,504	32,062
Total liabilities	178,600	191,797
Stockholders' equity	240,059	231,516
Total liabilities and stockholders' equity	$418,659	$423,313

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Segment revenues:
Pollo Tropical	$91,373	$91,271	$376,196	$374,115
Taco Cabana	76,265	70,939	312,401	295,017
Total revenues	$167,638	$162,210	$688,597	$669,132

Change in comparable restaurant sales (a):
Pollo Tropical	(1.9)%	(0.1)%	2.2%	(6.5)%
Taco Cabana	5.1%	(7.4)%	4.5%	(7.3)%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$628	$650	$2,612	$2,498
New restaurants (c)	393	390	1,709	1,609
Total Company-owned (d)	605	612	2,521	2,331
Taco Cabana
Comparable restaurants (b)	$455	$428	$1,871	$1,763
New restaurants (c)	356	366	1,536	1,710
Total Company-owned (d)	447	424	1,846	1,760

Income (loss) before income taxes:
Pollo Tropical	$(4,262)	$1,583	$17,639	$(37,831)
Taco Cabana	(6,201)	(5,852)	(12,624)	(6,156)

Adjusted EBITDA:
Pollo Tropical	$12,383	$9,680	$54,903	$50,937
Taco Cabana	3,407	(744)	13,059	16,508

Restaurant-level Adjusted EBITDA (e):
Pollo Tropical	$19,118	$16,029	$82,066	$78,371
Taco Cabana	8,940	4,931	36,315	39,091
(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer.
(b) Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.
(c) New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.
(d) Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.
(e) Restaurant-level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended		Twelve Months Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017

Company-owned restaurant openings:
Pollo Tropical	3	1	7	9
Taco Cabana	—	—	7	6
Total new restaurant openings	3	1	14	15

Company-owned restaurant closings:
Pollo Tropical	(14)	(4)	(14)	(40)
Taco Cabana	(9)	(2)	(11)	(6)
Net change in restaurants	(20)	(5)	(11)	(31)

Number of Company-owned restaurants:
Pollo Tropical	139	146	139	146
Taco Cabana	162	166	162	166
Total Company-owned restaurants	301	312	301	312

Number of franchised restaurants:
Pollo Tropical	30	31	30	31
Taco Cabana	8	7	8	7
Total franchised restaurants	38	38	38	38

Total number of restaurants:
Pollo Tropical	169	177	169	177
Taco Cabana	170	173	170	173
Total restaurants	339	350	339	350

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	December 30, 2018		December 31, 2017
		(a)		(a)
Pollo Tropical:
Restaurant sales	$90,934		$90,756
Cost of sales	29,326	32.2%	30,063	33.1%
Restaurant wages and related expenses	21,373	23.5%	21,642	23.8%
Restaurant rent expense	4,433	4.9%	4,447	4.9%
Other restaurant operating expenses	13,487	14.8%	13,495	14.9%
Advertising expense	3,209	3.5%	5,081	5.6%
Depreciation and amortization	5,255	5.8%	5,053	5.6%
Pre-opening costs	234	0.3%	154	0.2%
Impairment and other lease charges	10,148	11.2%	1,611	1.8%

Taco Cabana:
Restaurant sales	$76,040		$70,746
Cost of sales	23,345	30.7%	21,998	31.1%
Restaurant wages and related expenses	24,655	32.4%	24,050	34.0%
Restaurant rent expense	4,740	6.2%	4,608	6.5%
Other restaurant operating expenses	11,943	15.7%	11,872	16.8%
Advertising expense	2,440	3.2%	3,294	4.7%
Depreciation and amortization	4,441	5.8%	3,639	5.1%
Pre-opening costs	1	—%	86	0.1%
Impairment and other lease charges	4,457	5.9%	1,068	1.5%

	Twelve Months Ended
	December 30, 2018		December 31, 2017
		(a)		(a)
Pollo Tropical:
Restaurant sales	$374,381		$372,328
Cost of sales	123,042	32.9%	117,493	31.6%
Restaurant wages and related expenses	87,025	23.2%	88,587	23.8%
Restaurant rent expense	17,457	4.7%	18,949	5.1%
Other restaurant operating expenses	51,757	13.8%	52,848	14.2%
Advertising expense	13,068	3.5%	16,397	4.4%
Depreciation and amortization	21,372	5.7%	21,758	5.8%
Pre-opening costs	933	0.2%	1,167	0.3%
Impairment and other lease charges	13,587	3.6%	57,947	15.6%

Taco Cabana:
Restaurant sales	$311,544		$294,256
Cost of sales	95,904	30.8%	85,395	29.0%
Restaurant wages and related expenses	101,106	32.5%	96,155	32.7%
Restaurant rent expense	18,577	6.0%	17,987	6.1%
Other restaurant operating expenses	49,071	15.8%	46,079	15.7%
Advertising expense	10,627	3.4%	9,694	3.3%
Depreciation and amortization	16,232	5.2%	13,199	4.5%
Pre-opening costs	783	0.3%	951	0.3%
Impairment and other lease charges	7,557	2.4%	3,813	1.3%
(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. Restaurant-level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Taco Cabana	Consolidated
December 30, 2018:
Net income			$(7,937)
Benefit from income taxes			(2,526)
Loss before taxes	$(4,262)	$(6,201)	$(10,463)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,255	4,441	9,696
Impairment and other lease charges	10,148	4,457	14,605
Interest expense	453	534	987
Other expense (income), net	352	(227)	125
Stock-based compensation expense in restaurant wages	11	23	34
Total non-general and administrative expense adjustments	16,219	9,228	25,447
General and administrative expense adjustments:
Stock-based compensation expense	427	364	791
Strategic Renewal Plan restructuring costs and retention bonuses	9	16	25
Legal settlements and related costs	(10)	—	(10)
Total general and administrative expense adjustments	426	380	806
Adjusted EBITDA	$12,383	$3,407	$15,790
Restaurant-level adjustments:
Add: Pre-opening costs	234	1	235
Add: Other general and administrative expense(1)	6,940	5,757	12,697
Less: Franchise royalty revenue and fees	439	225	664
Restaurant-level Adjusted EBITDA	$19,118	$8,940	$28,058

December 31, 2017:
Net loss			$(10,755)
Provision for income taxes			6,486
Income (loss) before taxes	$1,583	$(5,852)	$(4,269)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,053	3,639	8,692
Impairment and other lease charges	1,611	1,068	2,679
Interest expense	475	492	967
Other expense (income), net	803	(334)	469
Stock-based compensation expense in restaurant wages	—	8	8
Total non-general and administrative expense adjustments	7,942	4,873	12,815
General and administrative expense adjustments:
Stock-based compensation expense	441	329	770
Board and shareholder matter costs	(398)	(301)	(699)
Strategic Renewal Plan restructuring costs and retention bonuses	112	207	319
Total general and administrative expense adjustments	155	235	390
Adjusted EBITDA	$9,680	$(744)	$8,936
Restaurant-level adjustments:
Add: Pre-opening costs	154	86	240
Add: Other general and administrative expense(1)	6,710	5,782	12,492
Less: Franchise royalty revenue and fees	515	193	708
Restaurant-level Adjusted EBITDA	$16,029	$4,931	$20,960

Twelve Months Ended	Pollo Tropical	Taco Cabana	Consolidated
December 30, 2018:
Net income			$7,787
Benefit from income taxes			(2,772)
Income (loss) before taxes	$17,639	$(12,624)	$5,015
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	21,372	16,232	37,604
Impairment and other lease charges	13,587	7,557	21,144
Interest expense	1,920	2,046	3,966
Other expense (income), net	(1,225)	(1,782)	(3,007)
Stock-based compensation expense in restaurant wages	34	56	90
Total non-general and administrative expense adjustments	35,688	24,109	59,797
General and administrative expense adjustments:
Stock-based compensation expense	1,885	1,494	3,379
Board and shareholder matter costs	(328)	(269)	(597)
Strategic Renewal Plan restructuring costs and retention bonuses	196	349	545
Legal settlements and related costs	(177)	—	(177)
Total general and administrative expense adjustments	1,576	1,574	3,150
Adjusted EBITDA	$54,903	$13,059	$67,962
Restaurant-level adjustments:
Add: Pre-opening costs	933	783	1,716
Add: Other general and administrative expense(1)	28,045	23,330	51,375
Less: Franchise royalty revenue and fees	1,815	857	2,672
Restaurant-level Adjusted EBITDA	$82,066	$36,315	$118,381

December 31, 2017:
Net loss			$(36,232)
Benefit from income taxes			(7,755)
Loss before taxes	$(37,831)	$(6,156)	$(43,987)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	21,758	13,199	34,957
Impairment and other lease charges	57,947	3,813	61,760
Interest expense	1,348	1,529	2,877
Other expense (income), net	2,427	(237)	2,190
Stock-based compensation expense in restaurant wages	(4)	56	52
Unused pre-production costs in advertising expense	322	88	410
Total non-general and administrative expense adjustments	83,798	18,448	102,246
General and administrative expense adjustments:
Stock-based compensation expense	1,983	1,510	3,493
Terminated capital project	484	365	849
Board and shareholder matter costs	1,738	1,311	3,049
Strategic Renewal Plan restructuring costs and retention bonuses	1,390	1,030	2,420
Office restructuring and relocation costs	(152)	—	(152)
Legal settlements and related costs	(473)	—	(473)
Total general and administrative expense adjustments	4,970	4,216	9,186
Adjusted EBITDA	$50,937	$16,508	$67,445
Restaurant-level adjustments:
Add: Pre-opening costs	1,167	951	2,118
Add: Other general and administrative expense(1)	28,054	22,393	50,447
Less: Franchise royalty revenue and fees	1,787	761	2,548
Restaurant-level Adjusted EBITDA	$78,371	$39,091	$117,462
(1) Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before impairment and other lease charges, other expense (income), net, unused pre-production costs in advertising expense, terminated capital project costs, board and shareholder matter costs, Strategic Renewal Plan restructuring costs and retention bonuses, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	December 30, 2018				December 31, 2017
	Income (Loss) Before Income Taxes	Benefit From Income Taxes (a)	Net Income (Loss)	Diluted EPS	Income (Loss) Before Income Taxes	Provision For Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP	$(10,463)	$(2,526)	$(7,937)	$(0.30)	$(4,269)	$6,486	$(10,755)	$(0.40)
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to federal rate change (a)	—	—	—	—	—	(8,952)	8,952	0.33
Impairment and other lease charges (b)	14,605	4,549	10,056	0.37	2,679	1,015	1,664	0.06
Other expense (income), net (c)	125	39	86	—	469	178	291	0.01
Total non-general and administrative expense	14,730	4,588	10,142	0.38	3,148	(7,759)	10,907	0.40
General and administrative expense adjustments:
Board and shareholder matter costs (f)	—	—	—	—	(699)	(265)	(434)	(0.02)
Strategic Renewal Plan restructuring costs and retention bonuses (g)	25	8	17	—	319	121	198	0.01
Legal settlements and related costs (i)	(10)	(3)	(7)	—	—	—	—	—
Total general and administrative expense	15	5	10	—	(380)	(144)	(236)	(0.01)
Adjusted - Non-GAAP	$4,282	$2,067	$2,215	$0.08	$(1,501)	$(1,417)	$(84)	$—

	(Unaudited)
	Twelve Months Ended
	December 30, 2018				December 31, 2017
	Income Before Income Taxes	Benefit From Income Taxes (a)	Net Income	Diluted EPS	Income (Loss) Before Income Taxes	Benefit From Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP	$5,015	$(2,772)	$7,787	$0.29	$(43,987)	$(7,755)	$(36,232)	$(1.35)
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to federal rate change (a)	—	3,861	(3,861)	(0.14)	—	(8,952)	8,952	0.33
Impairment and other lease charges (b)	21,144	6,586	14,558	0.54	61,760	23,407	38,353	1.42
Other expense (income), net (c)	(3,007)	(937)	(2,070)	(0.08)	2,190	830	1,360	0.05
Unused pre-production costs in advertising expense (d)	—	—	—	—	410	155	255	0.01
Total non-general and administrative expense	18,137	9,510	8,627	0.32	64,360	15,440	48,920	1.81
General and administrative expense adjustments:
Terminated capital project (e)	—	—	—	—	849	322	527	0.02
Board and shareholder matter costs (f)	(597)	(186)	(411)	(0.02)	3,049	1,156	1,893	0.07
Strategic Renewal Plan restructuring costs and retention bonuses (g)	545	170	375	0.01	2,420	917	1,503	0.06
Office restructuring and relocation costs (h)	—	—	—	—	(152)	(58)	(94)	—
Legal settlements and related costs (i)	(177)	(55)	(122)	—	(473)	(179)	(294)	(0.01)
Total general and administrative expense	(229)	(71)	(158)	(0.01)	5,693	2,158	3,535	0.13
Adjusted - Non-GAAP	$22,923	$6,667	$16,256	$0.60	$26,066	$9,843	$16,223	$0.60

(a) The provision (benefit) for income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 31.2% and 37.9% for the periods ending December 30, 2018 and December 31, 2017, respectively. On December 22, 2017, the Tax Cuts and Jobs Act (the "Act"), which includes a provision that reduces the federal corporate income tax rate from 35.0% to 21.0% effective January 1, 2018, was signed into law. In accordance with generally accepted accounting principles, the enactment of this new tax legislation required us to revalue our net deferred income tax assets at the new corporate statutory rate of 21.0% as of the enactment date, which resulted in a one-time adjustment of $9.0 million as a discrete item that increased our provision for income taxes in the fourth quarter of 2017. In 2018, in conjunction with a cost segregation study conducted prior to filing our 2017 federal income tax return, we changed the depreciation method for certain assets for federal income tax purposes to accelerate tax deductions. Changes in our 2017 federal income tax return from the amounts recorded as of December 31, 2017 were primarily the result of changing the depreciable lives of assets for federal income tax purposes. These changes allowed us to record a tax benefit of $3.9 million for the third quarter of 2018.

(b) Impairment and other lease charges for the three months ended December 30, 2018 include impairment charges of $12.9 million and lease charges, net of recoveries, of $1.7 million primarily related to 14 Pollo Tropical restaurants and nine Taco Cabana restaurants closed in December 2018, nine of which were previously impaired, as well as four underperforming Pollo Tropical and Taco Cabana restaurants that we continue to operate and adjustments to estimates of future lease costs for certain previously closed restaurants. Impairment and other lease charges for the twelve months ended December 30, 2018 also include impairment charges of $6.1 million primarily related to underperforming Pollo Tropical and Taco Cabana restaurants, six of which were closed in December 2018, and previously closed restaurants, and lease charges, net of recoveries, of $0.4 million related to an office relocation in the third quarter of 2018, lease terminations, a lease assignment, subleases and other adjustments to estimates of future lease costs.

Impairment and other lease charges for the three months ended December 31, 2017, include additional impairment charges related to previously impaired restaurants, an impairment charge for an office location that was closed in December 2017, and other lease charges, net of recoveries, related primarily to two Taco Cabana restaurants and an office location that were closed during the fourth quarter of 2017. Impairment and other lease charges for the twelve months ended December 31, 2017, primarily include impairment charges for 40 Pollo Tropical restaurants closed in 2017 (seven of which were initially impaired in 2016), impairment charges for six Taco Cabana restaurants closed in 2017 (four of which were initially impaired in 2016), impairment charges with respect to underperforming Pollo Tropical and Taco Cabana restaurants that the Company continued to operate, impairment charges with respect to an office location that was closed in December 2017, and other lease charges, net of recoveries, related to restaurants and an office location closed in 2017 as well as previously closed restaurants.

(c) Other expense (income), net for the three and twelve months ended December 30, 2018 primarily includes $0.4 million and $3.5 million, respectively, in insurance recoveries related to the Hurricanes partially offset by the write-off of site costs related to locations we decided not to develop of $0.1 million and $0.6 million, respectively, and severance related to the closure of restaurants and costs for the removal, transfer and storage of equipment from closed restaurants of $0.4 million and $1.1 million, respectively. Other expense (income), net for the twelve months ended December 30, 2018 also includes total gains of $1.2 million on the sales of restaurant properties. Other expense (income), net for the three and twelve months ended December 31, 2017, includes the write-off of site costs related to locations that we decided not to develop, costs for the removal of signs and equipment and equipment transfers and storage related to the closure of Pollo Tropical restaurants and severance for restaurant employees and food donated to charitable organizations, partially offset by estimated insurance recoveries related to a Taco Cabana restaurant that was closed due to Hurricane Harvey damages, and expected business interruption insurance proceeds related to a Taco Cabana restaurant that was temporarily closed due to a fire.

(d) Unused pre-production costs for the twelve months ended December 31, 2017, include costs for advertising pre-production that were not used.

(e) Terminated capital project costs for the twelve months ended December 31, 2017, include costs related to the write-off of a capital project that was terminated in the first quarter of 2017.

(f) Board and shareholder matter costs for the twelve months ended December 30, 2018 include fee reductions and final insurance recoveries related to 2017 shareholder activism costs. Board and shareholder matter costs for the twelve months ended and December 31, 2017 include fees and related insurance recoveries related to shareholder activism and CEO and board member searches.

(g) Strategic Renewal Plan restructuring costs and retention bonuses for the twelve months ended December 30, 2018 and December 31, 2017, include severance related to the Plan and reduction in force and bonuses paid to certain employees for retention purposes.

(h) Office restructuring and relocation costs for the twelve months ended December 31, 2017 include a favorable adjustment associated with restructuring Pollo Tropical management in Miami, Florida and Dallas, Texas.

(i) Legal settlements and related costs for the twelve months ended December 30, 2018 and December 31, 2017 include reductions to final settlement amounts and benefits related to litigation matters.